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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

        Date of report (Date of earliest event reported)  September 30, 1997

                           WHG RESORTS & CASINOS INC.
             (Exact Name of Registrant as Specified in Its Charter)

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
           DELAWARE                           1-12783                              36-3277019
(State or Other Jurisdiction of      (Commission File Number)        (I.R.S. Employer Identification Number)
Incorporation or Organization)

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                           6063 EAST ISLA VERDE AVENUE
                               CAROLINA, PR 00979
               (Address of Principal Executive Offices) (Zip Code)



        Registrant's telephone number, including area code     787-791-2222



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Item 5. Other Events.

        On September 30, 1997, WHG Resorts & Casinos Inc., a Delaware corporation ("WHG"), signed a definitive merger agreement with Patriot American Hospitality Operating Company ("PAHOC"), Patriot American Hospitality Operating Company Acquisition Subsidiary and Patriot American Hospitality, Inc. ("Patriot"). Consummation of the merger is subject to certain conditions, including, without limitation, WHG stockholder approval. Under the terms of the merger agreement, each share of WHG common stock will be converted into the right to receive .784 paired shares of PAHOC and Patriot common stock, subject to certain adjustments. The shares of PAHOC and Patriot are paired and trade as one unit on the New York Stock Exchange (the "Patriot Paired Shares").

        The exchange ratio of .784 will be adjusted if the average price of Patriot Paired Shares during a specified period before the WHG stockholders' meeting exceeds $31.25 (or, $31.75 and $32.25 if the transaction closes in February or March, respectively) so that stockholders of WHG will receive for each share of WHG common stock, Patriot Paired Shares having a value equal to such specified amount multiplied by .784. If the average price of the Patriot Paired Shares during such period is less than $25.50 but greater than or equal to $19.50, the exchange ratio will be adjusted so that WHG stockholders will receive for each share of WHG common stock Patriot Paired Shares having a value of $20.00. In the event the average price of Patriot Paired Shares falls below $19.50, WHG will have the right to terminate the merger agreement. On September 30, 1997, the closing price of the Patriot Paired Shares was $31.875.



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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                WHG RESORTS & CASINOS INC.
                                                (Registrant)


October 8, 1997                                 By:   /s/  Barbara M. Norman
                                                   -------------------------
                                                   Barbara M. Norman
                                                   Vice President



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